Exhibit 99.1

279 Bayview Drive, Barrie, Ontario L4M 4W5

NEWS RELEASE
FOR IMMEDIATE RELEASE

James P. Maddox, CA Vice President and Chief Financial Officer (705) 728-7111	April 22, 2003 IT-03-013

INTERTAN REPORTS RESULTS FOR THIRD FISCAL QUARTER

AND ANNOUNCES 8th SHARE BUYBACK

TORONTO, April 22, 2003—InterTAN, Inc. (NYSE: ITN; TSX: ITA), a leading consumer electronics retailer of both private label and internationally branded products, today reported its results for the third fiscal quarter of the year ending June 30, 2003.

The Company reported a net loss of $404,000, or $0.02 per diluted common share for the quarter ended March 31, 2003, compared with net income of $2,403,000 or $0.10 per diluted share for the same quarter in the prior year.

The Company today announced a share repurchase of approximately 5% of its outstanding shares, subject to applicable regulations and market conditions. The Company’s decision to announce its eighth share repurchase program since November 1999, reflects the continuing strategy of its Board to deploy the Company’s available financial resources in support of long-term shareholder value and as well, reflects the Company’s most recent evaluation of its cash requirements.

Sales for the quarter in U.S. dollars were $81,865,000. Measured in local currency, this represented a decrease over the prior year of 6%. Computed on the same basis, comparable store sales decreased by 10%. The sales comparison in U.S. dollars was affected by a 5.7% improvement in the value of the Canadian dollar over the third quarter of fiscal year 2002.

Net income for the nine months ended March 31, 2003 was $10,075,000, or $0.47 per diluted share, compared with net income of $15,117,000, or $0.57 per diluted share a year ago. Last year net income for the first nine months of the year included the effects of a restructuring charge and the expensing of professional fees incurred during the Company’s strategic review process. These two items, both recorded during the first quarter, totaled $2,283,000, net of related tax effects.

“Retail conditions continued to be very difficult throughout the quarter, although we have seen some improvement in the past several days,” said Brian Levy, President and Chief Executive Officer. “While we have undertaken many initiatives to reduce costs, much of the impact of these changes will not be realized until the first quarter of fiscal year 2004. We are making substantial changes to many merchandise categories which heavily impact our core profitability, and we look for those changes to provide gradual but sustained improvement in our operating results beginning this summer,” Levy concluded.

The Company also announced that it currently anticipates that the net income (loss) for the fourth quarter of fiscal year 2003 will be approximately $(0.01) to $0.01 per diluted share. This guidance is based on a model built on the following assumptions:

•	A total sales decline in local currency of 4% to 6%;
•	An improvement in the gross margin percentage of 500 to 600 basis points, including the effects of last year’s special inventory charge;
•	An improvement in the operating margin of 300 to 350 basis points;
•	Net interest expense of $200,000 to $250,000;
•	A Canadian dollar exchange rate of about $0.66;
•	A provision for income taxes of approximately $500,000 to $600,000; and,
•	A weighted average of approximately 20.8 million shares outstanding, assuming dilution.

The net loss for the fourth quarter of fiscal year 2002 was $1,549,000, or $0.07 per diluted share. The net loss reported a year ago, however, included a restructuring charge in connection with the reorganization of the Company’s merchandising and marketing departments, a special inventory charge and an adjustment to the carrying value of certain claims. These amounts, net of related tax effects, totaled $2,348,000.

At this point in time, management estimates that net income per diluted share for fiscal year 2004 will be approximately $0.65 to $0.75, with income for the first quarter ending September 30, 2003 being approximately $0.09 to $0.11 per diluted share.

The management of InterTAN, Inc. will host a conference call to discuss this news release, today at 5:00 p.m. Eastern. The conference call number is (416) 640-4127. A replay of the call will be available until April 29 and can be accessed at (416) 640-1917, password 247801#. This call will be simultaneously webcast on the internet at www.intertan.com and will remain on the website for a one week period.

InterTAN, Inc., headquartered in Toronto, operates through approximately 960 company retail stores and dealer outlets in Canada under the trade names RadioShack®, Rogers AT&T Wireless Communications Express®, and Battery Plus®. InterTAN will announce its April sales results on May 8, 2003.

Certain information disclosed in this press release, including, among others, statements regarding the effects of initiatives to reduce costs and changes to certain merchandise categories on the Company’s future performance and future earnings guidance are forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to consumer acceptance, demand and preferences, product availability, development of new technology, global political and economic conditions, court rulings and other risks indicated in filings with the Securities and Exchange Commission such as InterTAN’s previously filed periodic reports, including its Form 10-K for the 2002 fiscal year.

-Tables follow-

2